Exhibit 16.1

October 24, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Envoy Medical, Inc. statements (formally known as Anzu Special Acquisition Corp I) included under Item 4.01 of its Form 8-K dated October 24, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 20, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York